EXHIBIT 99.1
Source: Sinoenergy Corporation

Sinoenergy Corporation Reports Progress on Accounts Receivable

Tuesday January 20, 8:00 am ET

BEIJING, Jan. 20 /PRNewswire-Asia-FirstCall/ -- Sinoenergy Corporation (Nasdaq: SNEN - News; "Sinoenergy" or the "Company"), developer and operator of retail Compressed Natural Gas (CNG) filling stations in the People's Republic of China, and a manufacturer of CNG transport truck trailer, CNG filling station equipment and CNG fuel conversion kits for automobiles, today announced its majority-owned subsidiary, Qingdao Sinogas General Machinery Co. Ltd. ("Qingdao Sinogas"), has received payment of RMB16 million ($2.4 million) by one of its major customers, Wuhan Green Energy Natural Gas Transport Co. Ltd. ("Wuhan Green Energy"), on December 31, 2008 for the purchase of CNG truck trailers. Wuhan Green Energy financed this payment of RMB16 million by arrangement with a China-based financial leasing company.

Due to competitive market pressures in this period of financial uncertainties, Qingdao Sinogas, the majority-owned subsidiary of Sinoenergy, extended very favorable payment terms on receivables for some major strategic customers for purchases of CNG equipment including CNG truck trailers during 2008, which resulted in Sinoenergy's large increase in accounts receivable. The RMB16 million received significantly reduces the Company's outstanding accounts receivable.

Sinoenergy has taken proactive measures to reduce the Company's accounts receivable. As part of this effort, the Company has made requests to its major customers to take immediate and relevant steps to accelerate the payment of receivables and shorten the payments terms. The Company's efforts to improve cash flow and reduce its accounts receivable and shorten the payment terms has been helped by the multitude of alternative financing plans made available through the stimulus incentives offered by the central government.

The different alternative financing options include but are not limited to the following:

A. Different permutations of buy-and-lease scenarios where a financial institution takes ownership of the assets, leasing the equipment to the end user or another intermediary. The advantage of this leasing arrangement is that the CNG transport company will be better able to cope with payment terms;

B. Mortgaging the equipment by which the CNG transport companies can obtain special mortgage financing from local banks to purchase truck trailers from Qingdao Sinogas with payment of principal amount and interests on a monthly basis to the banks;

C. The transport companies can secure special purpose business loans from local banks which enable financial settlements to be made directly with Qingdao Sinogas.

"The objective of the Chinese government's RMB4 trillion economic stimulus plan is to encourage domestic consumption and to stimulate the economy. Clean energy and alternative fuel initiatives are beneficiaries of this stimulus plan. Therefore, CNG industry is strongly supported by financial and credit institutions, thus allowing for the accelerated implementation of financing plans for natural gas transport companies." Bo Huang, CEO of Sinoenergy said, "We will continue to push our major customers to secure alternative financing through different channels and we will be working diligently to reduce the level of accounts receivable systematically and step by step in the upcoming 3 fiscal quarters. Sinoenergy fully intends, to the best of our abilities, to reduce our financial exposure in these difficult times, and to continuously improve our balance sheet."

About Sinoenergy

Sinoenergy is a developer and operator of retail CNG stations as well as a manufacturer of compressed natural gas (CNG) transport truck trailers, CNG station equipment, and natural gas fuel conversion kits for automobiles, in China. In addition to its CNG related products and services, the Company designs and manufactures a wide variety of customized pressure containers for use in the petroleum and chemical industries.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, future changes in the wholesale and retail price for CNG for vehicles in China; changes in policy by the national, provincial and municipal government of the PRC regarding CNG prices, the CNG vehicle industry, the construction and operation of retail CNG filling stations and related issues; the Company's ability to raise additional capital to finance the Company's activities; the effectiveness, profitability, and the marketability of its products; the future trading of the common stock of the Company; the ability of the Company to operate as a public company; the period of time for which its current liquidity will enable the Company to fund its operations; the Company's ability to protect its proprietary information; general economic and business conditions; the volatility of the Company's operating results and financial condition; the Company's ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, they cannot assure you that their expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

    For more information, please contact:

    Sinoenergy Corporation
     Mr. Shiao Ming Sheng, CFO
     Phone: +86-10-8492-8149
     Email: sheng@sinoenergycorporation.com
     Web:   http://www.sinoenergycorporation.com

    CCG Elite Investor Relations Inc.
     Mr. Crocker Coulson, President
     Phone: +1-646-213-1915 (New York)
     Email: crocker.coulson@ccgir.com
     Webs:  http://www.ccgir.com